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                                                                     Exhibit 8.1





                               Form of Opinion

                          Jones, Day, Reavis & Pogue
                                 North Point
                             901 Lakeside Avenue

                                March   , 1998


The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706

Ladies and Gentlemen:

          We have acted as counsel to The Timken Company (the "Company") in connection with the registration of up to $300,000,000 aggregate principal amount of its Notes as described in the Registration Statement on Form S-3 (Reg. No. 333-45891)(the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          We have been asked to give our opinion as to material Federal income tax consequences under currently applicable law to initial purchasers that are likely to result from the purchase, ownership, and sale or other taxable disposition of the Notes.

          Our opinion is contained in the description of Federal income tax consequences appearing under the heading "United States Taxation" in the Prospectus Supplement filed with the Registration Statement. Such opinion discusses only material Federal income tax consequences and does not purport to discuss all possible Federal income tax consequences of an investment in the Notes. Nor does the opinion address all of the tax consequences that may be relevant to a purchaser in light of its particular circumstances or to purchasers subject or entitled to special treatment or rules under certain Federal income tax laws. However, with respect to those tax consequences that are discussed, the description is accurate.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.


                                        Very truly yours,